Exhibit 10.1

FOURTH BUSINESS FINANCING MODIFICATION AGREEMENT
AND FORBEARANCE AGREEMENT

This Fourth Business Financing Modification Agreement and Forbearance Agreement (this “BFMA”) is entered into as of June 4, 2018, by and between Socket Mobile, Inc., a Delaware corporation (“Borrower”), and Western Alliance Bank, an Arizona corporation, successor in interest to Bridge Bank, National Association (“Lender”).

1.              DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated February 27, 2014, by and between Borrower and Lender, as amended by that certain Business Financing Modification Agreement, dated as of February 26, 2016, that certain Business Financing Modification Agreement, dated as of March 20, 2017, and that certain Business Financing Modification Agreement, dated as of January 31, 2018 (as so amended, the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Obligations” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

By notice to Borrower dated April 12, 2018, Lender notified Borrower that Borrower failed to comply with Sections 4.12(b) and (c) of the Business Financing Agreement as at March 31, 2018 (as more particularly set forth in such notice (collectively, the “Existing Defaults”).

Borrower has requested that Lender forbear from exercising its rights and remedies with respect to the Existing Defaults until June 30, 2018, and Lender has agreed with such request, subject to the terms and conditions set forth in this BFMA.

2.             DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Business Financing Agreement:

(i)                  Section 1.1 of the Business Financing Agreement is hereby amended in its entirety as follows:

1.1 Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit (subject at all times to the Domestic Credit Limit and the EXIM Credit Limit) or the Borrowing Base (subject at all times to the Domestic Borrowing Base and EXIM Borrowing Base), whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, accompanied by updated reporting required by Sections 4.8(g), (h), and (i)(ii), each updated to no earlier than 2 business days prior to the date of the Advance Request, and otherwise meeting the requirements of Sections 4.8(g), (h), and (i)(ii), (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Advance as though made at and as of each such date, and (c)   no Default has occurred and is continuing, or would result from such Advance.

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(ii)                Section 1.9 of the Business Financing Agreement is hereby amended by adding the following sentence at the end thereof:

If at any time the Line of Credit is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash the entire Cash Management Sublimit on terms acceptable to Lender.

(iii)               Section 1.10 of the Business Financing Agreement is hereby amended in its entirety as follows:

1.10 Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Domestic Credit Limit and the Domestic Borrowing Base, Borrower may request Lender to enter into FX Contracts with Borrower, which shall be due no later than the Maturity Date unless cash secured on terms satisfactory to Lender. Borrower shall conduct all its United States foreign currency exchange business through Lender. The entire FX Amount will be treated as an Advance for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than FX Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time. If at any time the EXIM Line of Credit is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Foreign Exchange Facility on terms acceptable to Lender.

(iv)              Sections 1.12(b) and (c) of the Business Financing Agreement are hereby amended in their entirety as follows:

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(b)	Borrower shall pay monthly principal reduction payments on the Term Advance, each in an amount equal to $88,888.89, due and payable on the 1st day of each month, commencing May 1, 2018. In addition to the foregoing, as soon as practicable but in no event later than June 30, 2018, Borrower shall make one or more principal reduction payments on the Term Advance in a minimum aggregate amount sufficient to reduce the Term Advance balance to $1,000,000.

(c)	Until such time as the outstanding principal balance of the Term Advance has been reduced to $1,000,000 (or less), Borrower shall also pay to Lender 25% of the Excess Cash Flow earned during each and every fiscal quarter during the fiscal year ending December 31, 2018, commencing with respect to the fiscal quarter ending March 31, 2018. Each such payment of Excess Cash Flow shall be due concurrent with Borrower's delivery of its monthly financial statements for the months ending March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 pursuant to Section 4.8(b) but in no event later than 30 days after the end of each fiscal quarter, and shall be based upon the Excess Cash Flow for the applicable fiscal quarter ended on such dates. Lender shall apply such Excess Cash Flow toward principal payments owing on the Term Advance in accordance with Section 1.12(b) in inverse order of maturity.

(v)                Section 2.2(h) of the Business Financing Agreement is hereby amended in its entirety as follows:

(h)        Maintenance Fee. The accrued and unpaid Maintenance Fee shall be due and payable within 10 calendar days after each Month End until such time that no Events of Default exist for 2 consecutive fiscal quarters.

(vi)              Sections 4.8(g), (h) and (i) of the Business Financing Agreement are hereby amended in their entirety as follows:

(g)	Within 5 days after the 15th and last day of each calendar month, and with each Advance Request, (i) a domestic borrowing base certificate, in form and substance satisfactory to Lender and in substantially the form attached hereto as Exhibit B, setting forth Domestic Eligible Receivables and Receivable Amounts thereof as of the 15th and last day of the month, or as of no earlier than 2 business days prior to the date of the Advance Request, as applicable, and (ii) an EXIM borrowing base certificate, in form and substance satisfactory to Lender and in substantially the form attached hereto as Exhibit C, setting forth EXIM Eligible Receivables and Receivable Amounts thereof, as of the 15th and last day of the month.

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(h)	Within 5 days after the 15th and last day of each calendar month, and with each Advance Request, (i) a detailed aging of Borrower’s domestic receivables by invoice date, together with payable aging by invoice date, and (ii) a detailed aging of Borrower’s EXIM domestic receivables by due date, together with a payable aging by due date, in each case as of the 15th and last day of the month, or as of no earlier than 2 business days prior to the date of the Advance Request, as applicable.

(i)	(i) Within 10 days after the last day of each calendar month, distributor sell-through reports, in form and substance acceptable to Lender, (ii) within 5 days after the 15th and last of each calendar month, and with each Advance Request, (x) a deferred revenue report, (y) sales journal and cash receipts journal, and (z) such other matters as Lender may request, in each case as of the 15th and last day of the month, or as of no earlier than 2 business days prior to the date of the Advance Request, as applicable.

(vii)             A new Section 4.8(l) is hereby added to the Business Financing Agreement immediately following Section 4.8(k) thereof as follows:

(1)	On Thursday of each week until such time that no Events of Default exist for 2 consecutive fiscal quarters, a 13 week cash flow projection.

(viii)           Section 4.12(a) of the Business Financing Agreement is hereby amended in its entirety as follows:

(a)	Asset Coverage Ratio not at any time less than the ratio indicated in the table below opposite the applicable period in which the test date occurs, to be tested at the end of each month:

Period:	Minimum Asset Coverage Ratio
Date of Fourth Amendment – June 29, 2018	0.85 to 1.00
June 30, 2018 – September 29, 2018	1.00 to 1.00
September 30, 2018 – December 30, 2018	1.10 to 1.00
December 31, 2018 and thereafter	1.25 to 1.00

(ix)              Section 4.12(b) of the Business Financing Agreement is hereby amended in its entirety as follows:

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(a)	The sum or Borrower’s unrestricted cash on deposit with Lender plus availability under Section 1.1 at any time to be less than the lesser of

(i)            $1,000,000 or (ii) the outstanding principal balance of the Term Advance, to be tested daily.

(x)	Section 4.12(c) of the Business Financing Agreement is hereby deleted.

(xi)              The following defined term in Section 12.1 of the Business Financing Agreement is hereby amended in its entirety as follows:

“Advance Rate” means (i) up to 80% (or up to 85% during the period commencing the effective date of the Fourth Amendment through and including the due date hereunder for Lender’s receipt of the borrowing base certificates due for October 15, 2018 pursuant to Section 4.8(g)) in the case of Domestic Eligible Receivables, and (ii) up to 80% in the case of EXIM Eligible Receivables, or in each case, such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

(xii)             The following defined terms are hereby added to Section 12.1 of the Business Financing Agreement in alphabetical order:

“Existing Defaults” is defined in the Fourth Amendment. “Forbearance Maturity Date” means June 30, 2018.

“Forbearance Period” means the period of time commencing on the date of effectiveness of the Fourth Amendment and continuing thereafter until the earlier of (a) the Forbearance Maturity Date or (b) the occurrence of any Forbearance Termination Event.

“Forbearance Termination Event” means the occurrence of any Event of Default other than the Existing Defaults.

“Fourth Amendment” means that certain Fourth Business Financing Modification Agreement and Forbearance Agreement, dated as of June 4, 2018, between the Borrower and the Lender, amending this Agreement.

“Maintenance Fee” means the amount equal to 0.10 percentage points per month of the ending daily Account Balance for the relevant period.

(xiii)           The following defined terms in Section 12.1 of the Business Financing Agreement are hereby deleted:

                           “Capital Expenditures”

                           “Capital Lease”

                           “Capital Lease Obligations”

                           “Cash Flow”

                           “EBITDA”

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“Non-Financed Capital Expenditures”

“Term Advance Termination Fee”

“Fixed Charge Coverage Ratio”

“Total Funded Debt to EBITDA Ratio”

(xiv)           Exhibit A attached to the Business Financing Agreement is hereby replaced with Exhibit A attached hereto.

3.             CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.              PAYMENT OF FEES. Upon execution hereof, Borrower shall pay Lender a loan modification fee in the amount of $5,000, plus reimbursement for all out-of-pocket expenses.

5.               ACKNOWLEDGMENT BY BORROWER OF EXISTING DEFAULTS. Borrower hereby acknowledges that, as of the date hereof, each Existing Default has occurred and is continuing. Borrower hereby waives the right to contest the occurrence, existence, accuracy, or materiality of any Existing Default.

6.              LIMITED FORBEARANCE.

A.                 Subject to the terms and conditions of this BFMA, Lender agrees to forbear from the exercise of its rights and remedies under the Business Financing Agreement that arise solely from the occurrence and/or continuation of any Existing Default until the expiration of the Forbearance Period. THE FORBEARANCE GRANTED HEREIN IS A CONDITIONAL, LIMITED, TEMPORARY FORBEARANCE RELATING SOLELY TO THE EXISTING DEFAULTS AND SHALL BE IN EFFECT ONLY UNTIL THE EXPIRATION OF THE FORBEARANCE PERIOD.

B.                 Nothing set forth herein shall be considered as a waiver by Lender of any Existing Default (which Events of Default Lender will suffer to exist only upon the terms set forth in this BFMA) or of any other Event of Default which may have occurred or which may be disclosed to or be discovered by Lender prior to the date of this BFMA. Subject to the following sentence, immediately following the expiration of the Forbearance Period, at Lender's election and without notice to Borrower, Lender may enforce any or all of its rights and remedies under the Business Financing Agreement and the other Existing Documents, at law, or in equity.

C.                 Notwithstanding Section 6.A. of this BFMA, Lender reserves the right at any time to impose default interest in accordance with the Business Financing Agreement as a result of the Existing Defaults.

D.                 Borrower shall notify Lender within one business day following its obtaining notice or knowledge of the occurrence of any Forbearance Termination Event.

E.                  In the event that on or before the Forbearance Maturity Date the outstanding principal balance of the Term Advance has been reduced to $1,000,000 (or less), and no Forbearance Termination Event has occurred and is continuing, the Existing Defaults shall be deemed automatically waived without further action required by Lender. Any such waiver shall be effective only in that specific instance and for the specific purpose for which it is given, and such waiver shall not entitle Borrower to any other or further waiver in any similar or other circumstances.

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7.            RATIFICATION OF EXISTING INDEBTEDNESS, LENDER'S SECURITY INTEREST IN THE COLLATERAL, ETC. Borrower ratifies and reaffirms:

(i)     The validity and effectiveness of the Business Financing Agreement and the other Existing Documents in light of the terms and provisions of this BFMA. This acknowledgment and confirmation shall in no way be deemed to constitute a requirement or admission by Lender that any such acknowledgment or confirmation is required to maintain the effectiveness of the Business Financing Agreement and the other Existing Documents, no such acknowledgment and confirmation being so required. The Agreement and the other Existing Documents as modified hereby shall remain in full force and effect;

(ii)	Lender's perfected security interest in all Collateral;

(iii)    Borrower's obligations, liabilities, and duties under the Business Financing Agreement and the other Existing Documents are absolute and unconditional and are not subject to any present defenses, setoffs, claims, or counterclaims, and any such present defenses, setoffs, claims, and counterclaims are hereby expressly waived by Borrower;

(iv)    Lender has at no time directed or participated in any aspect of the management of Borrower or the conduct of Borrower's business; Borrower has made all of its business decisions independently of Lender, and Lender has limited its actions to those solely of a lender of money; and notwithstanding any other provision of this BFMA, the Business Financing Agreement, the Existing Documents, or any other contract or instrument between Borrower and Lender: (i) the relationship between Lender and Borrower shall be limited to the relationship of a lender to a borrower in a commercial loan transaction; (ii) Lender shall not be construed as a partner, joint venturer, alter-ego, manager, controlling person, or other business associate or participant of any kind of Borrower, and Lender does not intend to assume any such status at any time; (iii) Lender has not engaged in any activities in connection with the Business Financing Agreement which are outside the scope of the activities of a lender of money within the meaning of Section 3434 of the California Civil Code or any similar law, and Lender does not intend to assume at any time any responsibility to any person in connection with any activities of or services rendered by Borrower; and (iv) Lender shall not be deemed responsible for (or a participant in) any acts, omissions, or decisions of Borrower;

(v)    Neither the requirements of good faith and fair dealing nor any other theory, concept, or argument shall require Lender (i) to impart upon Borrower any further or greater benefits, (ii) to suffer any prejudice or impairment of any kind whatsoever, (iii) to suffer or permit any loss of or to the collateral or any of Lender's rights, remedies, and interests, or (iv) to tolerate any noncompliance with this BFMA, the Business Financing Agreement or the Existing Documents, because Lender has bargained for and given valuable consideration for this BFMA and its creation of express, explicit, and objective limits of what benefits Lender is willing to provide to Borrower, and what, in return, Borrower are required to provide to Lender; and

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(vi)    This BFMA, the Business Financing Agreement and the Existing Documents provide a clear statement of Lender's requirements and obligations and creates an agreed upon standard of performance that Lender is entitled to rely upon in exercising and enforcing its remedies under the Business Financing Agreement and the Existing Documents.

8.              TOLLING OF STATUTE OF LIMITATIONS.

A.                 Any and all statutes of limitations applicable to any and all rights, causes of action, claims and remedies, or equitable claim or laches, which Lender has or might have against Borrower arising out of or relating to the circumstances and events described in the recitals shall be and hereby are tolled and suspended effective at all times on and after the date of this BFMA.

B.                 Except for the tolling of the statute of limitations applicable to Lender's rights, causes of action, claims and remedies against each other party set forth above, nothing in this Section 8 is intended to modify or amend the obligations of Borrower to Lender, or to be any waiver, estoppel or election as to any right, claim, defense or objection of any Lender. Any and all substantive rights of Lender are hereby expressly preserved.

C.                 It is expressly understood and agreed that nothing in this Section 8 shall operate or be construed to defeat or diminish Lender's right to file actions or assess claims against Borrower (in conformance with the terms of this BFMA), without prior verbal or written notice, or any issue, including but not limited to the matters discussed hereinabove.

9.              NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Obligations. Borrower acknowledges that Lender would not enter into this BFMA without Borrower’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this BFMA, each Borrower releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Borrower now has against Lender of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Business Financing Agreement or the transactions contemplated thereby. Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon Borrower and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this BFMA and the Business Financing Agreement, and/or Lender’s actions to exercise any remedy available under the Business Financing Agreement or otherwise.

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10.              CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this BFMA, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Obligations pursuant to this BFMA in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this BFMA shall constitute a satisfaction of the Obligations. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this BFMA. The terms of this paragraph apply not only to this BFMA, but also to any subsequent Business Financing Modification Agreements.

11.              CONDITIONS. The effectiveness of this BFMA is conditioned upon payment of the fees and expenses set forth in Section 4 above and the execution hereof by Lender and Borrower.

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12.              NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

BORROWER:	LENDER:

SOCKET MOBILE, INC.	WESTERN ALLIANCE BANK, an Arizona corporation
By: /s/ David W. Dunlap Name: David W. Dunlap Title: CFO	By: Name: Title:

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Exhibit A

Form of Compliance Certificate